Exhibit 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2020 FOURTH
QUARTER AND FULL YEAR FINANCIAL RESULTS

RICHMOND, INDIANA (January 28, 2020) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.5 million, or $0.21 diluted earnings per share, for the fourth quarter of 2020, compared to net income of $2.5 million, or $0.21 diluted earnings per share, for the third quarter of 2020, and a net loss of $12.5 million, or $(1.01) diluted earnings per share, for the fourth quarter of 2019.  Net income was $10.0 million, or $0.82 diluted earnings per share for the year ended December 31, 2020, compared to a net loss of $14.1 million for the year ended December 31, 2019.  There is no comparison of earnings per share to the full year of 2019, as the Company’s reorganization from the mutual to stock form of ownership and related stock offering was not completed until July 1, 2019.
President’s Comments
Garry Kleer, Chairman, President and Chief Executive Officer, commented, “We generated a solid financial performance in the fourth quarter and for the full year 2020 despite the challenges faced by the market conditions and the pandemic.  Our asset quality was strong heading into the pandemic and remains so today.  With our current capital levels, we believe that we are well positioned for success during these uncertain economic times.”
Kleer added, “I am proud of how we have come together to support our customers and communities as they have faced the economic uncertainties brought on by COVID-19.  I would like to thank our employees who have remained resilient and have shown our customers how our company is making a difference every day.”
Our Response to COVID-19 Pandemic
Loan Programs. Through the conclusion of the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) on August 8, 2020, we had funded 482 PPP loans totaling $64.9 million.  As of December 31, 2020, SBA had approved 200 loan forgiveness applications totaling $21.6 million with an additional 63 applications totaling $18.4 million pending approval.  We continue to process applications for the PPP loan forgiveness for loans from the first round of the PPP.  On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law.  This legislation includes another round of Covid-19 stimulus funding, including approximately $285 billion in funding to reopen the PPP.  We expect to begin processing applications for the second round of PPP loans beginning early in the first quarter of 2021.
Loan Modifications.  We offer payment and financial relief programs for borrowers impacted by COVID-19, primarily through loan and lease payment deferments of principal and interest up to 90 days, although requests for payment relief during the fourth quarter of 2020 declined significantly from the second and third prior quarters of 2020. We continue to monitor our loan portfolio and strive to work with our customers and communities.  Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate.  At December 31, 2020, the number of loans and leases granted payment deferrals was 48, representing $54.7 million in loans and leases outstanding, compared to 70 loans and leases at September 30, 2020 totaling $35.3 million, and 752 loans and leases at June 30, 2020 totaling $175.1 million. The increase in the outstanding deferred loan amount was primarily attributable to four first time deferrals of large loans totaling $11.7 million in the fourth quarter.  Of the loans currently deferred at December 31, 2020, ten loans, representing $11.9 million in loans and leases outstanding, were new deferrals and 38 loans, representing $42.8 million in loans and leases outstanding, were repeat deferrals.

The following table summarizes information relating to loan deferments at quarters ended December 31, 2020 and September 30, 2020:
	December 31, 2020		September 30, 2020
($ in thousands)	Number of Loans	Balance	Number of Loans	Balance
Commercial mortgage	18	$44,352	24	$27,767
Commercial and industrial	1	770	2	788
Construction and development	–	–	2	226
Multi-Family	4	8,868	2	2,105
Residential mortgage	3	163	16	3,347
Home equity	–	–	1	14
Direct financing leases	20	494	23	1,063
Consumer	2	18	–	–
Total Loans	48	$54,665	70	$35,310

The following table summarizes information relating to hospitality loan deferments (which are included in the table above) at quarter ended December 31, 2020 and September 30, 2020:
	December 31, 2020			September 30, 2020
($ in thousands)	Number of Loans	Balance	Percent of total loans in category	Number of Loans	Balance	Percent of total loans in category
Restaurants	1	$375	6.78%	–	$–	0.00%
Hotels	12	37,056	56.17%	13	24,384	38.05%
Total Loans	13	$37,431	52.35%	13	$24,384	34.83%

Branch Operations and Support Personnel.  Many of our employees continue to work remotely or have flexible work schedules, and we have established protective measures within our offices to help ensure the safety of those employees who must work on-site.  We have also taken steps to resume more normal branch activities with specific guidelines in place to protect the safety of our clients and our personnel.  We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.
Capital Strength.  At December 31, 2020, the Company’s stockholders’ equity totaled $192.7 million, a $4.9 million or 2.6% increase from year-end 2019. The Company’s equity to asset ratio was 17.85% at December 31, 2020. At December 31, 2020, the Bank’s Tier I capital to total assets was 14.28% and the Bank’s capital was well in excess of all regulatory requirements.
Fourth Quarter Performance Highlights:
•	Assets totaled $1.1 billion at December 31, 2020 and September 30, 2020, compared to $986.0 million at December 31, 2019.
•	Loans and leases, net of allowance, totaled $731.7 million at December 31, 2020, compared to $750.6 million at September 30, 2020 and $687.3 million at December 31, 2019.
•
Nonperforming loans and leases totaled $4.8 million, or 0.65% of total loans and leases, at December 31, 2020, compared to $3.4 million, or 0.44% of total loans and leases, at September 30, 2020 and $3.8 million, or 0.55% of total loans and leases, at December 31, 2019.

•
The allowance for loan and lease losses totaled $10.6 million, or 1.43% of total loans and leases outstanding, at December 31, 2020, compared to $9.8 million, or 1.29% of total loans and leases outstanding at September 30, 2020 and $7.1 million, or 1.02% of total loans and leases outstanding, at December 31, 2019.

•	The provision for loan and leases losses totaled $940,000 in the current quarter and $1.3 million in the preceding quarter of 2020, compared to $885,000 in the quarter ended December 31, 2019.
•
Deposits totaled $693.0 million at December 31, 2020, compared to $663.1 million at September 30, 2020 and $617.2 million at December 31, 2019. At December 31, 2020, noninterest bearing deposits totaled $98.7 million or 14.2% of total deposits, compared to $88.7 million or 13.4% of total deposits at September 30, 2020 and $60.3 million or 9.8% of total deposits at December 31, 2019.

•
The Company repurchased 781,951 shares at an average price of $11.61 per share during the year ended December 31, 2020.  Subsequent to year end through January 28, 2020, the Company purchased an additional 40,806 shares, leaving 518,543 shares available for future repurchase.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at December 31, 2020.
•	Annualized net interest margin was 3.38% for the current quarter, compared to 3.18% in the preceding quarter and 3.33% in the fourth quarter a year ago.

Balance Sheet Summary

Total assets increased $93.4 million, or 9.5%, to $1.1 billion at December 31, 2020, from $986.0 million at December 31, 2019. The increase was primarily a result of a $44.4 million, or 6.5%, increase in loans and leases, net of allowance, to $731.7 million at December 31, 2020 from $687.3 million at December 31, 2019, and a $39.0 million, or 17.9%, increase in investment securities to $256.7 million at December 31, 2020, compared to $217.7 million at December 31, 2019.  The increase in loans and leases was attributable to PPP loans originated during the second and third quarters of 2020, which totaled $43.3 million at December 31, 2020.  The increase in investment securities was primarily the result of using our excess liquidity to purchase securities during the year. The balance of the increase in assets was attributable to an $8.2 million, or 20.1%, increase in cash and cash equivalents to $48.8 million at December 31, 2020, from $40.6 million at December 31, 2019.

Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $4.8 million or 0.65% of total loans and leases at December 31, 2020, compared to $3.4 million or 0.44% of total loans at September 30, 2020 and $3.8 million or 0.55% of total loans and leases at December 31, 2019.  The increase in nonperforming loans and leases was primarily the result of a $1.1 million commercial real estate participation loan more than 90 days past due and still accruing that is working towards resolution by the lead bank.  Accruing loans and leases past due more than 90 days at December 31, 2020 totaled $4.0 million, compared to $2.4 million at September 30, 2020 and $2.6 million at December 31, 2019.

The allowance for loan and lease losses increased $777,000, or 7.9%, to $10.6 million at December 31, 2020 from $9.8 million at September 30, 2020, and increased $3.5 million, or 49.3%, from $7.1 million at December 31, 2019.  At December 31, 2020, the allowance for loan and lease losses totaled 1.43% of total loans and leases outstanding compared to 1.29% at September 30, 2020 and 1.02% at December 31, 2019.  The allowance for loan and lease losses to total loans at December 31, 2020 and September 30, 2020 increased eight basis points and 12 basis points, respectively, if PPP loans, which totaled $43.3 million and $64.9 million at December 31, 2020 and September 30, 2020, respectively, and are 100% guaranteed by the SBA, are excluded from the calculation.  Net charge-offs during 2020 were $273,000 or 0.04% of average loans and leases outstanding, compared to net charge-offs of $1.1 million, or 0.16% of average loans and leases outstanding during 2019.

Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of December 31, 2020, which evaluation included consideration of potential credit losses due to the deteriorating economic conditions driven by the impact of the COVID-19 pandemic.  The full impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. The Company has increased its qualitative factors when determining the adequacy of its allowance for loan and lease losses.  Credit metrics are being reviewed and stress testing is being performed on the loan portfolio.  Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored as are loan payment deferrals.

Total deposits increased $30.0 million, or 4.5%, to $693.0 million at December 31, 2020, compared to $663.1 million at September 30, 2020 and increased $75.8 million, or 12.3%, from $617.2 million at December 31, 2019. The increase in deposits from the linked quarter and from December 31, 2019 primarily was due to overall changes in spending and savings habits by businesses and consumers due to the COVID-19 pandemic.  Brokered deposits decreased $9.1 million to $23.3 million, or 3.4% of total deposits, at December 31, 2020 compared to $32.4 million, or 4.9% of total deposits, at September 30, 2020 and decreased $33.4 million from $56.7 million, or 9.2% of total deposits, at December 31, 2019.  The decrease in brokered deposits was due to increases in retail deposits which reduced the need for brokered deposits.  Demand deposit and savings accounts increased $114.7 million to $450.6 million at December 31, 2020, compared to $335.8 million at December 31, 2019.  At December 31, 2020, noninterest bearing deposits totaled $98.7 million or 14.2% of total deposits, compared to $88.7 million or 13.4% of total deposits at September 30, 2020 and $60.3 million or 9.8% of total deposits at December 31, 2019.

Stockholders’ equity totaled $192.7 million at December 31, 2020, an increase of $1.0 million or 0.5% from September 30, 2020 and an increase of $4.9 million or 2.6% from December 31, 2019. The increase in stockholders’ equity from the linked quarter primarily was the result of net income earned of $2.5 million in the fourth quarter, an improvement in accumulated comprehensive income of $608,000, an increase of $811,000 due to awards made pursuant to the Company’s stock-based compensation plan, and a $167,000 increase due to ESOP shares earned.  This was partially offset by the repurchase of $2.5 million of Company common stock and the payment of $611,000 in dividends to Company stockholders during the current quarter.  The increase in stockholders’ equity from year end 2019 primarily was the result of net income of $10.0 million in 2020, a $4.4 million improvement in accumulated other comprehensive income, $648,000 attributable to ESOP shares earned, and $811,000 due to awards made pursuant to the Company’s stock-based compensation plan. This was partially offset by cash dividends of $1.8 million paid to shareholders and $9.1 million in stock repurchases.

During the quarter ended December 31, 2020, the Company repurchased a total of 199,872 shares of Company common stock at an average price of $11.37 per share pursuant to the Company’s original stock repurchase program announced on July 8, 2020, and a second stock repurchase program authorized on October 21, 2020, leaving 559,349 shares available for future repurchase under the stock repurchase program authorized on October 21, 2020.    Subsequent to year end through January 28, 2020, the Company purchased an additional 40,806 shares, leaving 518,543 shares available for future repurchase.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $489,000, or 5.9%, to $8.8 million in the fourth quarter of 2020, compared to $8.3 million in the third quarter of 2020 and increased $873,000, or 11.1%, from $7.9 million in the fourth quarter of 2019.  The increase over the third quarter of 2020 was primarily driven by an increase of 20 basis points in the net interest margin and a $2.3 million increase in net earning assets in the fourth quarter of 2020.  The increase in the fourth quarter of 2020 compared to the same period in 2019 was primarily attributable to a five basis point increase in the net interest margin and a $26.6 million increase in average earning assets.

Interest income increased $226,000, or 2.1%, to $10.8 million during the quarter ended December 31, 2020, compared to the quarter ended September 30, 2020 and increased $213,000, or 2.0%, compared to $10.6 million during the quarter ended December 31, 2019.  Interest income on loans and leases increased $293,000, or 3.1%, to $9.8 million for the quarter ended December 31, 2020, compared to $9.6 million for the third quarter of 2020 primarily due to the yield on loans and leases increasing by 18 basis points in the fourth quarter of 2020 offsetting a $3.2 million decrease in average loan and lease balances.  Interest income on loans and leases increased $537,000, or 5.8%, from $9.3 million for the comparable quarter in 2019 due to an increase in average loan and lease balances of $59.9 million in the fourth quarter of 2020 offsetting a 14 basis point decline in yield.  The average outstanding loan and lease balances were $753.1 million for the quarter ended December 31, 2020, compared to $756.3 million for the quarter ended September 30, 2020 and $693.2 million for the quarter ended December 31, 2019.  The average yield on loans was 5.23% for the quarter ended December 31, 2020, compared to 5.05% and 5.37% for the quarters ended September 30, 2020 and December 31, 2019, respectively.  The yield on the loan portfolio was positively impacted by the PPP loan portfolio activity during the fourth quarter of 2020.  Even though PPP loans are originated at an interest rate of 1%, the effective yield is higher as a result of the origination fees paid to us by the SBA.  The average yield on PPP loans in the fourth quarter of 2020 was 6.48%, including the recognition of the net deferred fees, and the acceleration of the recognition of unamortized fees on loans paid off by the SBA to the Company during the fourth quarter of 2020.  During the fourth quarter of 2020, PPP loan balances decreased by $21.5 million from reimbursement by the SBA for forgiven PPP loans.  The PPP loan portfolio had a positive impact of ten basis points to the loan and lease portfolio during the fourth quarter of 2020, compared to a negative impact of 22 basis points to the yield on loans and leases during the quarter ended September 30, 2020.

Interest income on investment securities, including FHLB stock, decreased $64,000, or 6.3%, to $953,000 during the quarter ended December 31, 2020, compared to $1.0 million during the quarter ended September 30, 2020, and decreased $133,000, or 12.3%, from $1.1 million during the comparable quarter in 2019.  The decrease in interest income on investment securities, including FHLB stock, from the previous quarter was due to a decrease of ten basis points in the weighted average yield, while the decrease from the comparable period in 2019 was due to a decrease in the weighted average yield of 65 basis points, partially offset by an increase in the average balances of investment securities including FHLB stock.  The average balance of investment securities, including FHLB stock, was $256.7 million for the quarter ended December 31, 2020, compared to $256.2 million and $203.3 million for the quarters ended September 30, 2020 and December 31, 2019, respectively.  The average yield on investment securities, including FHLB stock, was 1.49% for the fourth quarter of 2020, compared to 1.59% and 2.14% for the previous quarter of 2020 and the fourth quarter of 2019, respectively.  Interest income earned on cash and cash equivalents decreased to $6,000 in the fourth quarter of 2020 compared to $9,000 in the third quarter of 2020 and $197,000 in the comparable quarter of 2019.  The decrease in interest income earned on cash and cash equivalents in the fourth quarter of 2020 compared to the comparable quarter of 2019 was due to the significantly lower yield earned on funds at the Federal Reserve after the rate reductions experienced in March 2020, as well as a $24.5 million decline in the average balance of cash and cash equivalents outstanding during the comparable periods.

Interest expense decreased $262,000, or 11.4%, to $2.0 million for the quarter ended December 31, 2020, compared to $2.3 million for the third quarter of 2020, and decreased $660,000, or 24.4%, from $2.7 million for the quarter ended December 31, 2019.  Interest expense on deposits decreased $237,000, or 15.3%, to $1.3 million for the quarter ended December 31, 2020, from $1.5 million in the previous quarter, and decreased $683,000, or 34.3%, from $2.0 million for the comparable quarter in 2019.  This decrease in interest expense on deposits from the previous quarter was attributable to the lower weighted average rate paid on interest-bearing deposits.  The decrease in interest expense on deposits from the comparable quarter in 2019 was attributable to the lower weighted average rate paid on interest-bearing deposits, partially offset by higher average deposit balances.  The weighted average rate paid on interest-bearing deposits was 0.88% for the quarter ended December 31, 2020, compared to 1.04% and 1.42% for the quarters ended September 30, 2020 and December 31, 2019, respectively.  Interest expense on FHLB borrowings decreased $26,000, or 3.4%, to $737,000 for the fourth quarter of 2020 compared to $763,000 during the previous quarter and increased $23,000, or 3.2%, from $714,000 for the comparable quarter in 2019.  The average balance of FHLB borrowings totaled $173.4 million during the quarter ended December 31, 2020, compared to $180.9 million and $146.0 million for the quarters ended September 30, 2020 and December 31, 2019, respectively.  The weighted average rate paid on FHLB borrowings was 1.70% for the quarter ended December 31, 2020, 1.69% for September 30, 2020, and 1.96% for the comparable quarter in 2019.

Annualized net interest margin was 3.38% for the fourth quarter of 2020, compared to 3.18% and 3.33% for the third quarter of 2020 and fourth quarter of 2019, respectively.  The increase in the net interest margin for the fourth quarter of 2020 compared to the third quarter primarily was due to increased yields on loans and leases, along with a 13 basis point decline in the rate paid on interest bearing liabilities.  The increase in the net interest margin for the current quarter compared to the comparable quarter in 2019 was primarily attributable to the $88.8 million increase in average earning assets, partially offset by a 31 basis point decline in yield on average earning assets along with a 47 basis point decline in the average rate paid on interest bearing liabilities.

The provision for loan and lease losses for the three months ended December 31, 2020 totaled $940,000 compared to $1.3 million for the quarter ended September 30, 2020, and $885,000 for the quarter ended December 31, 2019.  The continued elevated level of provision for loan and lease losses was primarily due to the continued uncertainty of the economic impact of the COVID-19 pandemic on the Bank’s loan portfolio.  Net charge-offs during the fourth quarter of 2020 were $163,000, compared to net charge-offs of $12,000 during the third quarter of 2020 and net charge-offs of $692,000 in the fourth quarter of 2019.  As the COVID-19 pandemic continues, we expect to see continued pressure on asset quality.  As management continues to monitor the loan portfolio, additional provisions may be required.

Total noninterest income decreased $22,000, or 1.0%, to $2.1 million for the quarter ended December 31, 2020 compared to $2.2 million for the quarter ended September 30, 2020, and increased $1.2 million, or 134.9%, from $908,000 for the comparable quarter in 2019.  The decrease in noninterest income resulted primarily from the decrease in the gain on sale of loans and leases of $282,000, or 21.2%, to $1.0 million during the fourth quarter of 2020, compared to $1.3 million during the third quarter of 2020, and increased $842,000, or 411.7%, from $204,000 in the comparable period of 2019 as a result of increased mortgage banking activity due to lower rates.  The net gain on the sale of securities decreased $117,000 compared to the third quarter of 2020 as there were no gains on sales of securities in the fourth quarter of 2020 or the fourth quarter of 2019.  Loan and lease servicing income increased $229,000 to a gain of $188,000 for the quarter ended December 31, 2020 compared to a loss of $42,000 for the quarter ended September 30, 2020 and increased $324,000 from a loss of $136,000 for the comparable quarter in 2019.  In the fourth quarter of 2020, the Company recorded a recovery to the value of its mortgage servicing rights of $98,000, compared to a $6,000 recovery recorded in the third quarter of 2020, and an impairment charge of $202,000 recorded in the fourth quarter of 2019.  Other loan fees increased $21,000, or 12.1%, to $195,000 in the fourth quarter of 2020 compared to the quarter ended September 30, 2020, and increased $104,000, or 114.0%, over the comparable quarter in 2019.  The increase in other loan fees during the current quarter compared to the prior quarter was primarily due to an increase of $20,000 in commercial loan processing fees earned in the fourth quarter of 2020.  The increase over the comparable quarter in 2019 was also due to an increase of $119,000 in commercial loan processing fees. Service fees on deposit accounts increased $69,000, or 46.0%, to $220,000 for the quarter ended December 31, 2020, compared to $151,000 for the third quarter of 2020, and decreased $79,000, or 26.5%, from $299,000 for the quarter ended December 31, 2019.  The increase in service fees on deposit accounts during the fourth quarter of 2020 was the result of the Company re-instituting its overdraft fees effective September 1, 2020.  The decrease in the fourth quarter of 2020 versus the comparable period in 2019 was the result of the higher customer balances maintained in deposit accounts.

Total noninterest expense increased $867,000, or 14.5%, to $6.9 million for the three months ended December 31, 2020, compared to $6.0 million for the third quarter of 2020 and decreased $18.3 million, or 72.7%, from $25.1 million for the same period in 2019.  Salaries and employee benefits, excluding pension plan expenses, increased $890,000, or 25.9%, to $4.3 million for the quarter ended December 31, 2020, compared to $3.4 million in the third quarter of 2020, and increased $1.1 million, or 32.8%, from $3.3 million for the quarter ended December 31, 2019.  The increase from the third quarter of 2020 and the fourth quarter of 2019 primarily was due to the adoption of the Company’s Equity Incentive Plan and the costs associated with awards granted thereunder.  Net occupancy expense decreased $27,000, or 8.8%, to $281,000 for the three months ended December 31, 2020 compared to $308,000 for the third quarter of 2020, and declined $62,000, or 17.9% from $342,000 in the same quarter of 2019, primarily as a result of lower real estate taxes in the fourth quarter of 2020 compared to both the third quarter of 2020 and the fourth quarter of 2019.  Equipment expense increased $23,000, or 7.4%, to $331,000 in the fourth quarter of 2020 compared to $308,000 in the prior quarter, and increased $56,000, or 20.5% from the comparable period in 2019, primarily due to increased depreciation expense.  Deposit insurance expense decreased $28,000, or 34.8% to $52,000, in the fourth quarter of 2020 compared to the third quarter of 2020, and increased $98,000, or 213.4% compared to the fourth quarter of 2019.  The decrease in the fourth quarter of 2020 from the prior quarter was due to a decline in average assets along with an increase in the Bank’s equity.  The increase from the fourth quarter of 2019 was a result of the Bank having previously utilized all of its remaining small bank credit awarded by the FDIC.  Legal and professional fees increased $21,000, or 7.8%, to $292,000 for the quarter ended December 31, 2020 compared to $271,000 in the prior quarter, and increased $101,000, or 52.8% from the same quarter in 2019, primarily due to fees associated with the design and adoption of the Equity Incentive Plan approved by stockholders in the third quarter of 2020. Advertising expense increased $40,000 or 55.9%, in the fourth quarter of 2020 compared to the prior quarter, and decreased $218,000 or 66.3% from the comparable quarter of 2019.  This reflects a reduction of advertising that occurred in 2020.  The Company did not record any expense attributable to the First Bank Richmond Charitable Foundation (“Foundation”) in the fourth or third quarter of 2020.  In the third quarter of 2019, the Company incurred a $6.3 million expense associated with the establishment and funding of the Foundation.  Other expenses were flat at $776,000 in the fourth quarter of 2020 compared to the prior quarter, and decreased $294,000, or 27.5%, in the comparable quarter of 2019.  The decrease in other expenses primarily was due to directors and officers and bond insurance declining $57,000, employee education and travel/lodging expenses declining $118,000, contributions decreasing $56,000, and a decrease in the amortization expense of an investment in a community housing fund of $87,000.

Pension plan expense decreased $38,000, or 18.2%, to $173,000 in the fourth quarter of 2020 compared to the prior quarter and declined $19.0 million compared to the fourth quarter of 2019.  The Company froze its defined benefit plan (“DB Plan”) in October 2019 with the intent to terminate it.  The freezing of the DB Plan has reduced, but not eliminated, the ongoing expenses associated with the DB Plan until it is terminated.  Freezing the DB plan resulted in some immediate cost savings because future benefit accruals were stopped. However, the freeze did not impact unfunded liabilities or eliminate cost volatility. The frozen DB Plan remains subject to the interest rate, investment and demographic risks that apply to ongoing defined benefit plans. In addition, the frozen DB Plan is still subject to the same minimum funding, compliance, administrative and fiduciary requirements as an ongoing defined benefit plan.  The Company still intends to terminate the Bank’s participation in the DB Plan, which will require it to pay an amount based on the underfunded status of the plan.  As of December 31, 2020, the Company has accrued $17.5 million for this expense.  The actual termination expense of the DB Plan may be higher or lower than the amount currently accrued for by the Company depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets.  Due to the current low interest rate environment, terminating the DB Plan at this time would require the Company to incur a substantial additional expense over and above the amount presently accrued.  As a result, the Company’s Board of Directors will continue to monitor and evaluate the timing of, and costs associated with, termination of the DB Plan.  Any additional expenses associated with the termination of the DB Plan will negatively impact our results of operations in the future.

Income tax expense decreased $37,000 during the three months ended December 31, 2020, compared to the prior quarter due to a lower effective federal tax rate compared to the prior quarter.  Income tax expense increased $5.3 million during the three months ended December 31, 2020, compared to the same period in 2019, primarily due to a $20.3 million increase in pre-tax income. The effective tax rate for the fourth quarter of 2020 was 18.6% compared to 19.5% for the third quarter of 2020 and a 27.2% benefit for the same quarter a year ago.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Year Ended

SELECTED OPERATIONS DATA:	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(In thousands, except for per share amounts)

Interest income	$10,809	$10,583	$10,596	$42,342	$41,558
Interest expense	2,046	2,308	2,706	9,393	11,156
Net interest income	8,763	8,275	7,890	32,949	30,402

Provision for loan losses	940	1,300	885	3,770	2,600
Net interest income after provision	7,823	6,975	7,005	29,179	27,801
Noninterest income	2,134	2,156	908	7,325	3,860
Noninterest expense	6,852	5,985	25,129	24,009	51,038
Income (loss) before income tax expense (benefit)	3,104	3,146	(17,216)	12,495	(19,377)
Income tax provision (benefit)	577	614	(4,675)	2,477	(5,292)

Net income (loss)	$2,528	$2,532	$(12,542)	$10,018	$(14,084)

Shares outstanding	13,194	12,945	13,527	13,194	13,527
Weighted average shares outstanding	11,832	12,281	12,454	12,264	12,464
Earnings (loss) per share:
Basic(1)	$ 0.21	$ 0.21	$ (1.01)	$ 0.82	$ (1.27)
Diluted(1)	0.21	0.21	(1.01)	0.82	(1.27)

(1)  Earnings (loss) per share for the year ended December 31, 2019 is for the period from July 2, 2019 to December 31, 2019.

SELECTED FINANCIAL CONDITION DATA:	December 31, 2020	September 30, 2020	June 30, 2020	December 31, 2019
(In thousands, except for per share amounts)	(Unaudited)

Total assets	$1,079,486	$1,054,890	$1,140,213	$986,042
Cash and cash equivalents	48,768	16,698	110,606	40,597
Investment securities	256,730	244,164	234,524	217,701
Loans and leases, net of allowance	731,693	750,646	752,923	687,258
Premises and equipment, net	14,892	14,758	14,440	14,087
Federal Home Loan Bank stock	9,050	9,170	9,080	7,600
Other assets	18,352	19,454	18,640	18,798
Deposits	693,045	663,057	739,131	617,219
Borrowings	170,000	176,000	180,000	154,000
Total stockholder’s equity	192,713	191,674	196,136	187,787

Book value (GAAP)	$192,713	$191,674	$196,136	$187,787
Tangible book value (non-GAAP)	192,713	191,674	196,136	187,787
Book value per share (GAAP)	14.61	14.81	14.50	13.88
Tangible book value per share (non-GAAP)	14.61	14.81	14.50	13.88

The following table summarizes information relating to our loan portfolio at the dates indicated:
	December 31,	September 30,	June 30,	December 31,
(In thousands)	2020	2020	2020	2019

Commercial mortgage	$247,564	$245,651	$242,036	$229,410
Commercial and industrial	122,831	141,142	141,184	84,549
Construction and development	58,424	55,694	62,372	53,426
Multi-family	55,998	63,237	58,709	66,002
Residential mortgage	122,401	122,456	126,146	131,294
Home equity	5,982	6,211	6,522	6,996
Direct financing leases	117,171	115,108	114,352	109,592
Consumer	13,257	13,101	12,550	13,534

Total loans and leases	$743,628	$762,600	$763,871	$694,803

The following table summarizes information relating to deposit balances at the dates indicated:

	December 31,	September 30,	June 30,	December 31,
(In thousands)	2020	2020	2020	2019

Noninterest-bearing demand	$98,725	$88,714	$89,922	60,297
Interest-bearing demand	141,990	126,811	120,643	103,978
Savings and money market	209,861	192,178	185,365	171,529
Non-brokered time deposits	219,194	222,946	222,513	224,765
Brokered time deposits	23,275	32,408	120,688	56,650

Total deposits	$693,045	$663,057	$739,131	617,219

	Three Months Ended December 31,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$753,073	$9,849	5.23%	$693,195	$9,313	5.37%
Securities	247,505	876	1.41%	195,673	995	2.03%
FHLB stock	9,166	78	3.40%	7,600	91	4.79%
Cash and cash equivalents and other	25,989	6	0.09%	50,468	197	1.56%
Total interest-earning assets	1,035,733	10,809	4.17%	946,936	10,596	4.48%

Interest-bearing liabilities:
Savings and money market accounts	215,984	274	0.51%	171,938	314	0.73%
Interest-bearing checking accounts	131,958	76	0.23%	103,411	94	0.36%
Certificate accounts	247,810	959	1.55%	285,604	1,584	2.22%
Borrowings	173,391	737	1.70%	145,995	714	1.96%
Total interest-bearing liabilities	769,143	2.046	1.06%	706,948	2,706	1.53%

Net interest income		$8,763			$7,890
Net earning assets	$266,590			$239,988

Net interest rate spread(1)			3.11%			2.95%

Net interest margin(2)			3.38%			3.33%

Average interest-earning assets to average interest-bearing liabilities	134.66%			133.95%

___________________
(1)  Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)  Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$735,959	$37,777	5.13%	$686,949	$36,560	5.32%
Securities	241,659	4,128	1.71%	160,812	3,461	2.15%
FHLB stock	8,803	285	3.24%	7,256	386	5.32%
Cash and cash equivalents and other	35,247	152	0.43%	55,316	1,151	2.08%
Total interest-earning assets	1,021,668	42,342	4.14%	910,333	41,558	4.57%

Interest-bearing liabilities:
Savings and money market accounts	188,379	1,062	0.56%	169,941	1,227	0.72%
Interest-bearing checking accounts	118,668	293	0.25%	102,521	372	0.36%
Certificate accounts	278,018	5,028	1.81%	302,735	6,419	2.12%
Borrowings	175,060	3,010	1.72%	144,201	3,138	2.18%
Total interest-bearing liabilities	760,125	9,393	1.24%	719,398	11,156	1.55%

Net interest income		$32,949			$30,402
Net earning assets	$261,543			$190,935

Net interest rate spread(1)			2.90%			3.02%

Net interest margin(2)			3.22%			3.34%

Average interest-earning assets to average interest-bearing liabilities	134.41%			126.54%

_______________________________
(1)  Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)  Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Selected Financial Ratios and Other Data:	2020	2020	2020	2020	2019
Performance ratios:
Return on average assets (annualized)	0.95%	0.92%	0.93%	0.98%	(5.17)%
Return on average equity (annualized)	5.26%	5.22%	5.15%	5.15%	(25.85)%
Yield on interest-earning assets	4.17%	4.07%	3.96%	4.40%	4.48%
Rate paid on interest-bearing liabilities	1.06%	1.19%	1.26%	1.44%	1.53%
Average interest rate spread	3.11%	2.88%	2.70%	2.96%	2.95%
Net interest margin (annualized)(1)	3.38%	3.18%	3.03%	3.32%	3.33%
Operating expense to average total assets (annualized)	2.57%	2.18%	2.10%	2.22%	10.35%
Efficiency ratio(2)	62.89%	58.04%	55.94%	62.97%	286.09%
Average interest-earning assets to average interest-bearing liabilities	134.66%	134.04%	135.09%	133.79%	133.95%

Asset quality ratios:
Non-performing assets to total assets(3)	0.45%	0.32%	0.38%	0.43%	0.39%
Non-performing loans and leases to total gross loans and leases(4)	0.65%	0.44%	0.57%	0.61%	0.55%
Allowance for loan and lease losses to non-performing loans and leases(4)	220.57%	290.88%	197.47%	171.23%	185.97%
Allowance for loan and lease losses to total loans and leases	1.43%	1.29%	1.12%	1.05%	1.02%
Net charge-offs (annualized) to average outstanding loans and leases during the period	0.09%	0.01%	0.06%	0.00%	0.40%

Capital ratios:
Equity to total assets at end of period	17.85%	18.17%	17.20%	19.17%	19.04%
Average equity to average assets	18.01%	18.35%	18.13%	19.11%	19.98%
Common equity tier 1 capital (to risk weighted assets)(5)	20.64%	18.89%	18.98%	18.20%	18.54%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	14.28%	13.87%	13.43%	14.31%	14.56%
Tier 1 risk-based capital (to risk weighted assets)(5)	20.64%	18.89%	18.98%	18.20%	18.54%
Total risk-based capital (to risk weighted assets)(5)	21.90%	20.13%	20.07%	19.14%	19.46%

Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	170	170	172	172	166

(1)	Net interest income divided by average interest earning assets.
(2)	Total other (non-interest) expenses as a percentage of net interest income and total other (non-interest) income, excluding net securities transactions.
(3)	Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)	Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.
(5)	Capital ratios are for First Bank Richmond.

Contacts

Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581